MAXTOR CORPORATION


                                                          EXHIBIT 11.1




                      COMPUTATION OF NET LOSS PER SHARE
                 For the Three Months and Nine Months Ended
                   December 30, 1995 and December 24, 1994

                    (In thousands, except per share data)





                                Three Months Ended      Nine Months Ended
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                                Dec. 30,   Dec. 24,    Dec. 30,   Dec. 24,
                                 1995       1994        1995       1994
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PRIMARY & FULLY DILUTED

Weighted average number
of common shares
outstanding during
the period                       53,110     50,668      52,687     50,283
                               =========  =========   =========  =========

Net loss                       $(24,633)  $(16,435)   $(82,948)  $(83,341)
                               =========  =========   =========  =========

Net loss per share             $  (0.46)  $  (0.32)   $  (1.57)  $  (1.66)
                               =========  =========   =========  =========